Exhibit 23


                              ACCOUNTANTS' CONSENT

The Board of Directors
United Natural Foods, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-19945, 333-19947, and 333-19949 on Form S-8) of United Natural Foods, Inc.
of our reports dated September 3, 1999, relating to the consolidated balance sheets of United Natural Foods, Inc. and Subsidiaries as of July 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 1999, and the related schedule, which reports appear in the July 31, 1999 annual report on Form 10-K of United Natural Foods, Inc.


Providence, Rhode Island                                      /s/ KPMG LLP
October 28, 1999                                              ------------
                                                              KPMG LLP